Exhibit 99.1

ADA Carbon Solutions, LLC and Subsidiaries
Consolidated Financial Statements
December 31, 2017 and 2016

ADA Carbon Solutions, LLC and Subsidiaries
Index
December 31, 2017 and 2016

Report of Independent Auditors
To the Management of ADA Carbon Solutions, LLC
We have audited the accompanying consolidated financial statements of ADA Carbon Solutions, LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ADA Carbon Solutions, LLC and its subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
April 30, 2018, except for Note 14 to the consolidated financial statements, as to which the date is February 20, 2019

ADA Carbon Solutions, LLC and Subsidiaries
Consolidated Balance Sheets
December 31, 2017 and 2016

(in thousands)	2017	2016
Assets
Cash, cash equivalents and restricted cash	$2,175	$1,194
Trade and other receivables, net	8,104	8,526
Inventories	16,436	11,203
Spare parts	3,266	3,042
Prepaid expenses and other current assets	1,028	1,381
Total current assets	31,009	25,346
Property, plant and equipment, net	272,826	293,190
Mine development, net	10,867	10,100
Long-term development, net	3,901	4,201
Other long-term assets, net	2,590	2,716
Total assets	$321,193	$335,553
Liabilities and Members' Equity
Accounts payable	$647	$1,456
Accrued liabilities	6,640	6,017
Current indebtedness	12,876	6,791
Other current liabilities	432	280
Total current liabilities	20,595	14,544
Long-term indebtedness	91,312	93,129
Mine reclamation	1,756	1,575
Other long-term liabilities	175	422
Total liabilities	113,838	109,670
Commitments and contingencies (Note 11)
Redeemable preferred equity	10,136	9,671
Total members' equity	197,219	216,212
Total liabilities and members' equity	$321,193	$335,553

The accompanying notes are an integral part of these consolidated financial statements.

ADA Carbon Solutions, LLC and Subsidiaries
Consolidated Statements of Operations
Years Ended December 31, 2017 and 2016

(in thousands)	2017	2016

Revenues	$74,971	$80,466
Cost of goods sold	46,894	46,511
Depreciation, depletion and accretion	24,771	23,469
Gross margin	3,306	10,486
General and administrative	15,622	15,304
Impairment on property, plant and equipment	39	2,975
Operating loss	(12,355)	(7,793)
Interest expense	(11,351)	(11,317)
Other income	109	2,743
Net loss	$(23,597)	$(16,367)
The accompanying notes are an integral part of these consolidated financial statements.

ADA Carbon Solutions, LLC and Subsidiaries
Consolidated Statements of Members’ Equity
Years Ended December 31, 2017 and 2016

(in thousands)	Member II	Member III	Member IV	Member VI	Member VII	Total
December 31, 2015	$98,022	$61,520	$32,272	$39,135	$1,967	$232,916
Preferred return	(197)	(124)	(65)	(79)	—	(465)
Profit interest awards	—	—	—	—	128	128
Net loss	(6,944)	(4,362)	(2,286)	(2,775)	—	(16,367)
December 31, 2016	90,881	57,034	29,921	36,281	2,095	216,212
Capital Contribution	2,121	1,333	698	848	—	5,000
Preferred return	(197)	(124)	(65)	(79)	—	(465)
Profit interest awards	29	18	10	12	—	69
Net loss	(10,010)	(6,290)	(3,295)	(4,002)	—	(23,597)
December 31, 2017	$82,824	$51,971	$27,269	$33,060	$2,095	$197,219
The accompanying notes are an integral part of these consolidated financial statements.

ADA Carbon Solutions, LLC and Subsidiaries
Consolidated Statements of Cash Flows
December 31, 2017 and 2016

(in thousands)	2017	2016
Cash flows from operating activities
Reconciliation of net loss to net cash provided by (used in) operating activities
Net loss	$(23,597)	$(16,367)
Items not affecting cash
Depreciation, depletion, accretion and amortization	25,544	24,222
Amortization of debt issuance costs	297	331
Loss on disposal of assets	163	—
Impairment on property, plant and equipment	39	2,975
Stock-based compensation	69	(391)
Long term incentive plan	(187)	41
Recoveries of bad debt	—	(701)
Provision for inventory impairment	61	108
Gain on derivative instrument	(155)	(443)
Changes in operating assets and liabilities
Trade and other receivables	422	1,071
Inventories	(3,835)	(877)
Spare parts	(224)	(418)
Prepaid expenses and other assets	635	(302)
Accounts payable, accrued liabilities,
and other current liabilities	233	(3,513)
Long term incentive plan payments	(60)	(34)
Reclamation activity	(168)	(143)
Other liabilities	152	(74)
Net cash provided by (used in) operating activities	(611)	5,485
Cash flows from investing activities
Additions to property, plant and equipment	(5,886)	(8,064)
Additions to mine development costs	(676)	(403)
Proceeds from plant, property, and equipment	40	500
Net cash used in investing activities	(6,522)	(7,967)
Cash flows from financing activities
Capital contribution	5,000	—
Proceeds from borrowings	17,308	16,314
Payments on borrowings	(11,838)	(12,299)
Payments on long-term debt	(888)	—
Deferred financing fees	—	(181)
Principal payments under capital lease obligations	(1,468)	(2,259)
Net cash provided by financing activities	8,114	1,575
Net change in cash and cash equivalents	981	(907)
Cash, cash equivalents and restricted cash
Beginning of year	1,194	2,101
End of year	$2,175	$1,194

ADA Carbon Solutions, LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2017 and 2016

1.	Company Background
The accompanying consolidated financial statements include the accounts of ADA Carbon Solutions, LLC which was formed as of February 19, 2008, its wholly owned subsidiary, ADA Carbon Solutions (Operations), LLC (“OPS”), and the direct and indirect wholly owned subsidiaries of OPS, ADA Carbon Solutions (Red River), LLC (“Red River”); Crowfoot Supply Company, LLC; Five Forks Mining, LLC (“FFM”); ACS Land Company, LLC; ADA Carbon Solutions (Vortex Operations), LLC, ADA Carbon Solutions (Vortex IP), LLC, and CarbPure Technologies, LLC (ADA Carbon Solutions, LLC and its direct and indirect subsidiaries are sometimes referred to herein individually or in any combination as “ACS”).
ACS produces activated carbon (“AC”) primarily for use in the coal-burning utility, water and waste water treatment industries. ACS owns and operates an active AC manufacturing facility (“Red River Plant”) and an AC processing and R&D facility (“Crowfoot Facility”), both located in Louisiana. ACS produces AC from lignite coal. ACS owns a surface lignite mine (“Five Forks Mine”) in Louisiana, which had its surface mining permit approved by the Louisiana Office of Conservation (“LOC”) in January 2012 and commenced commercial mining operations in 2012.
ACS is owned by Energy Capital Partners I, LP (“ECP I”), Energy Capital Partners I-A, LP (“ECP I‑A”), Energy Capital Partners I-B IP, LP (“ECP I-B”) and Energy Capital Partners I (Crowfoot IP), LP (“ECP CF”) (collectively “ECP”). ECP has all of the voting membership interests in ACS. Carbon Solutions Management, LLC (“CSM”) holds certain nonvoting net profit interests in ACS representing less than a 5% interest in ACS as part of a management equity program. The members of ACS as of December 31, 2017 and 2016 were ECP and CSM. ACS’s income and losses are allocated to its members based upon their respective ownership percentages.
2.    Summary of Significant Accounting Policies
Principles of Consolidation
The consolidated financial statements of ACS include the accounts of ACS and its wholly owned subsidiaries. All intercompany balances have been eliminated from the consolidated financial statements.
Use of Estimates
The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The most significant estimates include those related to useful lives, and recoverability of long-term assets, loss contingencies, stock-based compensation, accrued liabilities and reclamation liabilities. ACS bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates under different assumptions or conditions.
Cash, Cash Equivalents and Restricted Cash
ACS considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The amounts on deposit at December 31, 2017 and 2016 were held in two commercial banks and one was in excess of the insurance limits of the Federal Deposit Insurance Corporation. During 2016, ACS opened a $100,000 certificate of deposit to provide security for ACS’s obligations under physical commodity contracts purchased with the financial institution. During 2017, ACS opened a $195,000 money market account as collateral for a reclamation bond issued by an insurance company related to the Five Forks Mine. These amounts are considered restricted cash at December 31, 2017 and 2016.
Revenue Recognition
Revenue is recognized when evidence of an arrangement exists, risks and rewards of ownership have been transferred to customers, which is generally when title passes, the selling price is fixed and determinable, and collection is reasonably assured. Title passes at the designated delivery point for the majority of sales, but, in a few cases, title passes at the shipping point. The delivery point may be the customer’s location or a trans-load facility.

Trade Receivables and Allowance for Doubtful Accounts
Trade receivables are recorded at face amount less an allowance for estimated uncollectible amounts. On a regular basis, ACS evaluates outstanding accounts receivable to determine if an allowance for doubtful accounts is required based on a combination of specific customer circumstances as well as credit conditions and a history of write-offs and subsequent collections.
ACS had an allowance for doubtful accounts of $701 thousand related to one customer who filed for bankruptcy in 2014 and collected during 2016. ACS does not have an allowance for doubtful accounts as of December 31, 2017 as it collects substantially all accounts receivable from customers due to their creditworthiness.
Inventory
Inventory consists of product inventory and raw material inventory. Inventory is valued at the lower of cost or net realizable value using the average cost method. Cost of inventory includes direct materials, labor and applicable production overhead costs. ACS assesses the realizability of its inventories based upon specific usage and future utility. A charge to the statements of operations is taken when factors that would result in a need for a reduction of the valuation, such as excess or obsolete inventory, are identified. A total provision related to obsolete inventory of $61 thousand and $108 thousand was recorded for the years ended December 31, 2017 and 2016, respectively.
Spare Parts
Spare parts include critical spares required to support plant operations. Parts and supply costs are determined using the lower of cost or estimated replacement cost. Parts are recorded as maintenance expenses in the period in which they are consumed.
Property, Plant, and Equipment
Property, plant, and equipment are stated at historical costs. Expenditures for property, plant, and equipment relating to new assets or improvements are capitalized, provided the expenditure extends the useful life of an asset or extends the asset’s functionality. Historically, plant assets related to the production of AC were depreciated under a unit of production method using the estimated total production for the life of the plant. During 2016, ACS elected a change in depreciation method for these plant assets to the straight-line method by allocating any remaining depreciation as of January 1, 2016 over the remaining life of the assets. ACS elected this change in order to better align prospective depreciation with expected usage of the plant assets. All other property, plant, and equipment continue to be depreciated under the straight-line method using estimated useful lives. Leasehold improvements are amortized on a straight-line method over the shorter of the life of the lease or the estimated useful lives of the assets. Depreciation of capital leased assets is included in depreciation expense and is calculated using the straight-line method over the term of the lease. No depreciation is taken on assets classified as construction in progress until the asset is placed into service. Gains and losses are recorded upon retirement, sale, or disposal of assets. Maintenance and repair costs are recognized as period costs when incurred.
Recoverability of Long-Lived Assets
ACS evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amount may not be recoverable. Impairment is considered to exist if an asset’s total estimated future cash flows on an undiscounted basis are less than the carrying amount of the related asset. An impairment loss is measured and recorded based on the difference between the carrying value and the fair value of the asset. ACS recorded $39 thousand and $3.0 million of impairment losses on property, plant and equipment due to retirements and disposals during 2017 and 2016, respectively.
Mine Development Costs
Mine development costs include acquisition costs, the cost of other development work, and mitigation costs, all of which are capitalized. Mine reserves are based on the estimated thickness, depth and location of the lignite seams determined from sample core hole tests done both before and after land acquisitions and these estimates have historically been reliable. Any changes in estimates could have an impact on ACS’s results of operations and financial position. Costs are amortized over the estimated life of the mine reserves. Mine development costs are reviewed annually for impairment. No impairment was recorded for mine development costs for the years ended December 31, 2017 and 2016.
Long-Term Development Costs
ACS capitalizes certain incremental costs associated with its long-term development efforts. These costs include, but are not limited to, costs related to obtaining and developing new AC manufacturing processes, application processes, and production facilities. Development costs are stated at historical cost and depreciated over their useful life. Accumulated depreciation of $1.3 million and $968 thousand was recorded as of December 31, 2017 and 2016, respectively. Long-term development costs are reviewed annually for impairment. No impairment was recorded for long-term development costs for the years ended December 31, 2017 and 2016. ACS did not pay for new or additional long-term development in 2017 or 2016.

Reclamation Liability
Reclamation costs are recorded as a liability associated with the asset to be reclaimed or abandoned, based on estimated costs. The accretion of the discounted liability is recognized as expense over the life of the related assets, and the liability is periodically adjusted to reflect changes in the estimates of either timing or amount of the reclamation and abandonment costs. The liability is reduced as reclamation work is performed each year.
Planned Turnaround Maintenance
ACS’s manufacturing and processing plants shut down periodically for planned maintenance. The costs of maintenance are considered period costs and are expensed in the month incurred.
Fair Value of Financial Instruments
Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, requires the fair values of ACS’s assets and liabilities to be measured on a recurring basis. The topic establishes a framework for measuring fair value and requires disclosures about fair value measurements. ASC  820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The topic establishes market or observable inputs as the preferred sources of values, followed by assumptions based on hypothetical transactions in the absence of market inputs. The topic also establishes a hierarchy for grouping these assets and liabilities, based on the significance level of the following inputs:

Level 1	Quoted prices in active markets for identical assets and liabilities.

Level 2
Quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar instruments in markets that are not active, and model derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3	Significant inputs to the valuation model are unobservable.
The carrying amount of cash, cash equivalents, restricted cash, certificates of deposit investments, accounts receivable, accounts payable, accrued expenses, and current derivative instruments approximates fair value due to the short-term nature of these items.
The carrying values of outstanding amounts of indebtedness were determined to approximate fair value as of December 31, 2017 and 2016 due to comparable market rates and yields for similar debt instruments. ACS considers its debt and derivative instruments to be Level 2.
Income Taxes
ACS is taxed as a partnership for federal and state income taxes. The members of ACS are taxed on their proportionate share of net income. Accordingly, no income tax expense for federal purposes is recognized in these consolidated financial statements.
Stock-Based Compensation
ACS accounts for net profit interest awards and phantom interest awards in accordance with the provisions of ASC 718, Stock Compensation. Net profit interest awards are treated as an equity award and are measured at the grant date based on the estimated fair value of the awards and recognized as expense over the employee’s requisite service period. Phantom interest awards are treated as a liability award due to their cash settlement and are valued annually based on the fair value of the award at the end of each year.
Recently Issued Accounting Pronouncements
In March 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-09, Compensation - Stock Compensation (Topic 718) Improvements to Employee Share-Based Payment Accounting. The amendments in this ASU involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. Additionally, the amendments in this ASU provide a practical expedient nonpublic entities may elect to estimate the expected term for all awards with performance or service conditions that meet certain conditions. ASU 2016-09 is effective for financial statements issued for fiscal years beginning after December 15, 2016. The Company adopted as of January 1, 2017 (or for the year-end December 31, 2017) and has determined that ASU 2016-09 had no material impact.

In August 2014, the FASB issued ASU 2014-15 updating ASC Subtopic 205-40 Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. This guidance is effective for annual periods beginning after December 15, 2016. The Company has adopted this guidance for the year ended December 31, 2017.
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments to address stakeholders’ concerns regarding diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows under Topic 230, Statement of Cash Flows, and other Topics. The standard is effective for fiscal years beginning after December 15, 2017. The Company determined that ASU 2016-15 will not have a material impact.
In November 2016, the FASB Issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash which applies to all entities that have restricted cash or restricted cash equivalents and are required to present statement of cash flows under Topic 230. The standard is effective for fiscal years beginning after December 15, 2017. The Company determined that ASU 2016-18 will not have a material impact.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize all leases, including operating leases, on the balance sheet as a lease asset or lease liability, unless the lease is a short-term lease. The new guidance will also requires significant additional disclosures about the amount, timing and uncertainty of cash flows from leases. The requirements in this update are effective for this Company during annual periods beginning after December 15, 2019, and interim periods within annual periods beginning after December 15, 2020. Early adoption is permitted and a number of optional practical expedients may be elected to simplify the impact of adoption. Upon adoption, entities are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective transition approach. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements.
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606): Section A - Summary and Amendments That Create Revenue from Contracts with Customers (Topic 606) and Other Assets and Deferred Costs - Contracts with Customers (Subtopic 340-40), which will supersede most of the existing revenue recognition requirements in U.S. GAAP. Under this guidance, an entity will recognize revenue when it transfers promised goods or services to customers in an amount that reflects what it expects in exchange for the goods or services. This guidance also requires more detailed disclosures to enable users of the financial statements to understand the nature, amount, timing, and uncertainty, if any, of revenue and cash flows arising from contracts with customers. The effective date for this Company is annual periods beginning after December 15, 2018, and interim periods beginning in 2020 and must be adopted using either a full retrospective method or a modified retrospective method. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements.
In July 2015, the FASB issued ASU No. 2015-11, Simplifying Measurement of Inventory, which changed the measurement principle for inventory from the lower of cost or market to the lower of cost and net realizable value. ASU 2015-11 is part of the FASB’s simplification initiative and applies to entities that measure inventory using a method other than last-in, first-out (“LIFO”) or the retain inventory method. The Company implemented the provision of ASU 2015-11 on January 1, 2017. The adoption of ASU 2015-11 did not have any impact on the consolidated financial statements of the Company.

3.    Inventories
The following table summarizes ACS’s inventory recorded at the lower of average cost or net realizable value as of December 31, 2017 and 2016:

	2017	2016

Product inventory	$15,904	$10,913
Raw material inventory	1,038	735
Reserves	(506)	(445)
	$16,436	$11,203
4.    Property, Plant, Equipment and Mine Development Costs, net
Property, plant and equipment were comprised of the following (in thousands)

	Useful Life	December 31,
	in Years	2017	2016

Land and land improvements	1 – 40	$5,323	$4,577
Plant and operating equipment	1 – 40	353,143	336,266
Furniture, fixtures and office equipment	3 – 10	2,735	2,675
Software	3 – 5	1,488	1,418
Vehicles	5 – 20	1,470	1,357
Leasehold improvements		337	337
Construction in process		8,625	21,436
Accumulated depreciation		(100,295)	(74,876)
		$272,826	$293,190
In the years ending December 31, 2017 and 2016, ACS recorded depreciation expense of approximately $24.5 million and $23.1 million, respectively. Depreciation of approximately $5.2 million and $3.7 million is capitalized in inventory held for sale as of December 31, 2017 and 2016, respectively.
FFM financed the purchase of mining equipment for the Five Forks Mine through Caterpillar Financial Services Corporation (“CAT”) and Demery Resources Company, L.L.C. The financing transactions have been recorded as capital leases. The total amount recorded as capital lease assets as of December 31, 2017 and 2016 was $11.8 million and $10.9 million, net of accumulated depreciation of $5.6 million and $2.9 million, respectively. The equipment is included in plant and equipment in these financial statements.
Mine development costs were comprised of the following (in thousands):

	Useful Life	December 31,
	in Years	2017	2016

Mine development costs	25	$12,517	$11,171
Accumulated depletion		(1,650)	(1,071)
		$10,867	$10,100

Mine development costs are related to the Five Forks Mine. The Five Forks Mine surface mining permit was approved by the Louisiana Office of Conservation in January 2012 and was renewed in 2017 for an additional five-year term. ACS began the construction of sedimentation ponds and other required infrastructure in the spring of 2012 and began commercial mining of lignite coal in the fall of 2012. Depletion is recognized as lignite is mined and delivered to the Red River Plant or, where lignite is sold to an unaffiliated third party, to such third party. Depletion is calculated based on the lignite delivered each period as a percent of the total expected lignite extractions for the life of the mine, which is 25 years. For the years ended December 31, 2017 and 2016, ACS had depletion expense of approximately $579 thousand and $400 thousand, respectively.
5.    Other Long-Term Assets, net
Other long-term assets were comprised of the following:

	December 31,
	2017	2016

Prepaid royalties	$2,442	$2,510
Deposits	148	206
	$2,590	$2,716
6.    Accrued liabilities
Accrued liabilities were comprised of the following:

	December 31,
	2017	2016

Accrued purchases	$3,367	$2,766
Accrued compensation	3,248	3,236
Other	25	15
	$6,640	$6,017
7.    Mine Reclamation Liability
ACS recognizes an estimated liability for future costs associated with the abandonment and reclamation of its mining properties. A liability for the fair value of an asset retirement obligation and a corresponding increase to the carrying value of the related long-lived asset are recorded as the mining operations occur or the assets are acquired. ACS’s reclamation liability is based on the estimated cost to abandon and reclaim the mining operations, the economic life of the properties, and federal and state regulatory requirements.
The following is a table of changes to ACS’s reclamation liability (in thousands):

	December 31,
	2017	2016

Beginning reclamation liability	$1,575	$1,458
Liabilities incurred	167	—
Accretion	182	260
Settlement of liabilities	(168)	(143)
	$1,756	$1,575

During 2014, an insurance bond was approved to be held as collateral in lieu of restricted cash for the approved mine permit for the Five Forks Mine. Accordingly, no restricted cash related to reclamation insurance bonds were maintained by ACS during 2016. During 2017, ACS entered into an agreement with an insurance company to provide a reclamation insurance bond and $195,000 was deposited in a money market account. The amount is considered restricted cash at December 31, 2017.
8.    Derivative Instruments
ACS is exposed to changes in prices for the purchase of energy commodities. ACS enters into physical commodity contracts (heating oil) that primarily acts as an economic hedge of the price risk associated with the cost of fuel, but either do not qualify as hedges under the hedge accounting guidelines or qualify under the hedge accounting guidelines and the hedge accounting designation has not been elected. Changes in the fair value of commodity derivatives not designated as hedging instruments are recognized currently in earnings and included in Other Income in the Consolidated Statement of Operations. For the years ended December 31, 2017 and 2016 ACS recorded a mark to market gain of $155 thousand and $443 thousand, respectively, as a current derivative asset included in prepaid expenses and other current assets.
ACS is exposed to credit loss in the event of nonperformance by our derivative counterparties; however, ACS does not currently anticipate that the counterparties will be unable to fulfill their contractual obligations. In 2016, ACS refinanced the working capital facility with Vectra Bank, as described in Note 12, and opened a $100 thousand certificate of deposit at KeyBank to provide security for ACS’s obligations under physical commodity contracts purchased with KeyBank. The amount is considered restricted cash at December 31, 2017 and 2016.
9.    Employee Benefits
401(k) Retirement Plan
ACS has a 401(k) plan for all full-time employees and matches a portion of employees’ voluntary contributions. For the years ended December 31, 2017 and 2016, the 401(k) contribution match expense was approximately $0.5 million and $0.6 million, respectively.
10.    Concentration of Credit Risk
Sales to unaffiliated customers who represent 10% or more of ACS’s sales were as follows:

	December 31,
	2017	2016
Customer
A	12%	11%
B	10	10
As of December 31, 2017 and 2016, three customers represented approximately 33% and 32% of ACS’s trade receivables, respectively. All outstanding receivables as of December 31, 2017 and 2016 from these customers have been subsequently collected.
11.     Commitments and Contingencies
Royalties
ADA Carbon Solutions, LLC and certain of its subsidiaries (collectively, the “JV Defendants”), ADA-ES, Inc. (“ADA-ES”) and one of its subsidiaries (collectively, the “ADA-ES Defendants”), and certain individual defendants were previously involved in litigation with Norit Americas, Inc. (“Norit”). The Norit lawsuit was initially filed in Texas and later moved to arbitration and, in April 2011, the arbitration panel issued an interim award that held in favor of Norit on certain of its claims.
Prior to entering into the December 29, 2017 settlement agreements described in the next paragraph, pursuant to settlement agreements between the parties and final awards issued by the arbitration panel pursuant to those settlement agreements, the JV Defendants and the ADA-ES Defendants were jointly and severally obligated to pay to Norit a 10.5% royalty from June 24,

2010 through June 23, 2013, and a 7% royalty from June 24, 2013 through June 23, 2018, on gross revenues from the sale of AC produced at the Red River Plant or at any other AC manufacturing facility owned or controlled by any of the defendants in the arbitration that uses any of what the arbitration panel determined to be Norit’s trade secrets in any material respect; provided, that the royalty rate was 7% through June 23, 2013 and then 5% through June 23, 2018 with respect to gross revenues from the sale of AC that is “treated” using one of Norit’s trade secrets in any material respect but that is not otherwise manufactured using Norit’s other trade secrets in any material respect. ADA Carbon Solutions, LLC and the other JV Defendants were indemnified by third parties, ADA-ES and its parent company Advanced Emissions Solutions, Inc., for the royalty with respect to AC that is manufactured or treated at the Red River Plant or the Crowfoot Facility.
On December 29, 2017, ECP and ACS entered into separate settlement agreements with, (i) Norit and (ii) ADA-ES and its parent company Advanced Emissions Solutions, Inc., and ADA-ES and its parent company Advanced Emissions Solutions, Inc. entered into a separate settlement agreement with Norit.  Pursuant to the terms of those settlement agreements, (i) ADA-ES and its parent company Advanced Emissions Solutions, Inc. paid $3.3 million to Norit, (ii) Norit released ADA and the other JV Defendants, ECP and ADA-ES and its parent company Advanced Emissions Solutions, Inc. from any further royalty obligations, and (iii) ADA and ECP released ADA-ES and Advanced Emissions Solutions, Inc. from their royalty indemnity obligations.  No further royalty payments are due to Norit following ADA-ES and its parent company Advanced Emissions Solutions, Inc. $3.3 million payment.

At December 31, 2016, ACS held $ 7.2 million in letters of credit from ADA-ES and its parent company Advanced Emissions Solutions, securing their obligations to indemnify ADA Carbon Solutions, LLC and the other JV Defendants for the royalty payment obligations that were released in the December 29, 2017 settlement. Pursuant to the December 29, 2017 settlement, ACS was required to return the remaining $4.5 million in letters of credit, which it did on January 8, 2018.
Retention & Performance Award Plan
The 2016 Retention & Performance Award Plan (the “2016 Plan”) is designed to promote the retention of certain key employees for a period lasting until 90 days after a change of control of ACS or the effective date of the registration of securities of ACS, or a successor entity resulting from a reorganization of ACS, in an initial public offering, and to promote the engagement of certain key employees of ACS in the process leading to a change of control or initial public offering. Employees eligible for Group A Awards originally received awards in an amount equal to 50% of the eligible executive’s base pay as of March 1, 2016 if the eligible executive remains employed by ACS for 90 calendar days following a change of control or the effective date of a registration statement with respect to an initial public offering as described above, or if the eligible executive’s employment is terminated earlier in a qualifying termination. Employees eligible for Group B and C Awards are paid in the same circumstances described in the preceding sentence but originally received awards in an amount equal to 100% of the eligible executive’s base pay as of March 1, 2016; provided, that in the event of a change of control or initial public offering, the amount paid to an eligible executive eligible for a Group B or C award that remains employed by ACS at the end of the applicable 90-day period described above (or whose employment is terminated in a qualifying termination within 90-days after the change of control or initial public offering) may be increased based on the amount of proceeds from the change of control or initial public offering. The base amount payable to employees with Group A, B and C awards is referred to below as the “Retention Award” and the larger amount payable to an employee with a Group B or C award based on the amount of proceeds from a change of control or initial public offering is referred to below as the “Performance Award”, and is paid in lieu of and not in addition to the Retention Award. The original awards under the 2016 Retention & Performance Award Plan were to terminate automatically if a change of control or initial public offering has not occurred by March 31, 2018 (the “Sunset Date”) and no payments were to be made pursuant to the Plan after the Sunset Date, unless the Company extended the term of the Plan and one or more awards beyond the Sunset Date pursuant to the Plan.
During 2017, ACS amended the 2016 Plan to (i) eliminate the Sunset Date, (ii) increase the amount of the previously awarded Group A Awards to 50% of the eligible executive’s base pay as of September 1, 2017, (iii) increase the amount of the previously awarded Group B and C awards to 100% of the eligible executive’s base pay as of September 1, 2017, (iii) change the amounts of the Performance Awards which may be achieved based on the amount of proceeds from a change of control or initial public offering, and (iv) specify that the amount of an employee’s Performance Award will be reduced by amounts paid to the employee under the employee’s Long Term Incentive Plan Award for Executives (discussed in Note 12) (if the applicable threshold of change in control or initial public offering proceeds is not achieved, so that the Retention Award and not the Performance Award is paid, the amount of the Retention Award is not reduced by amounts paid under the employee’s Long Term Incentive Plan Award).
During 2017, ACS issued additional awards under the 2016 Plan and paid $116 thousand to a terminated employee under terms of the 2016 Plan. One of the new awards issued in 2016 is a Performance Award only, with no Retention Award.

As of December 31, 2017, a triggering event has not occurred and accordingly no amount has been recognized in the financial statements.
Legal Matters
ACS is from time to time subject to legal actions and regulatory proceedings arising from the normal course of its business. In 2017 and 2016, there were no material amounts paid in connection with the settlement of legal actions and regulatory proceedings. ACS is not a party to any ongoing legal actions or regulatory proceedings that we expect to have a material adverse impact on our business in future periods.
Future Lease Commitments
ACS has certain operating expenses and leases for offices and equipment, with remaining terms ranging up to approximately 10 years. The annual minimum lease payments for the next five years and thereafter are presented below:

	Minimum	Minimum
	Payments	Payments
	Capital	Operating
	Leases	Leases
Year Ended December 31,
2018	$2,787	$3,590
2019	1,201	2,920
2020	1,111	1,914
2021	1,180	1,392
2022	342	70
Thereafter	1,270
	7,891	$9,886
Amount representing interest	916
Present value of future minimum rental payments	6,975
Less: Current portion of obligations under capital leases	2,486
Long-term portion of obligations under capital leases	$4,489
For the years ended December 31, 2017 and 2016, rent expense totaled approximately $4.2 million and $4.1 million, respectively.
At the end of the term for each lease, FFM plans to execute the purchase options for all finance leases. The total purchase option for all equipment is approximately $2.1 million at December 31, 2017.

12.    Long-Term Debt Obligations
A summary of debt and capital leases at December 31, 2017 and 2016 is as follows:

	2017	2016
Babson capital finance - term loan	$87,929	$88,817
Working capital facility	5,500	500
Equipment financing	3,985	3,515
Capital lease obligations	6,975	7,586
Net unamortized debt issuance costs	(201)	(498)
	104,188	99,920
Less: Current maturities	(12,876)	(6,791)
Long-term debt	$91,312	$93,129
Term Loan
OPS entered into a loan agreement with certain lenders and Babson Capital Finance LLC (“Babson”), as administrative agent for the lenders, on September 27, 2013. The loan agreement provided OPS with a principal loan amount of $74 million.
The interest rate on the Babson loan was 10.5% per annum through September 27, 2015 and increased to 12% per annum through September 27, 2018, which was the original remaining term of the loan. OPS elected to treat the interest as paid in kind per the loan agreement through June 27, 2015. Interest payments made totaled approximately $10.6 million and $10.7 million during 2017 and 2016, respectively.
Our term loan agreement originally required OPS to maintain as of the last day of each fiscal quarter (for the four quarter period ending thereon), commencing with the four quarter period ending December 31, 2015, a ratio of Consolidated Total Indebtedness to Consolidated EBITDA of not more than 5.0 to 1.0. The term loan agreement allows a breach of this financial covenant to be cured with an equity contribution from ECP for up to three consecutive quarters. If an event of default is not cured within the grace period, the financial institution may, among other things, accelerate repayment of amounts borrowed under the credit facility.
On April 28, 2016 OPS executed an amendment to the credit agreement pursuant to which the parties thereto agreed to amend the initial quarter that the financial covenant applies from December 31, 2016 to December 31, 2017. In addition, pursuant to the amendment quarterly principal prepayments of $888,170 with a two percent pre-payment penalty were to commence on March 31, 2017 and continue through the maturity date. OPS was in compliance with the financial covenant for the calculation period ending December 31, 2016.
On June 29, 2017 OPS executed an amendment to the credit agreement which waived the quarterly principal prepayments of $888,170 beginning June 30, 2017 and continuing through the March 31, 2018 payment date; eliminated the financial covenant until September 30, 2018; extended the maturity date one year to September 27, 2019; and increased the interest rate by 2% in each quarter the loan remains outstanding, beginning September 28, 2018, if the loan is not paid in full by September 27, 2018. As a condition of effectiveness to the amendment, ECP made a capital contribution of $5 million on June 29, 2017.
KeyBank Working Capital Facility
OPS entered into a working capital loan facility with certain lenders, and KeyBank N.A. (“KeyBank”) as administrative agent for the lenders, on December 11, 2014. The facility provided OPS with the ability to borrow funds of up to $10 million against 80% of eligible accounts receivable and 50% of eligible finished product inventory. During November 2015, OPS entered into an amendment to the working capital loan facility which extended the term to November 18, 2016, added the financial covenant of a Total Fixed Charge Coverage Ratio requirement of greater than or equal to 1.0 to 1.0 and eliminated the advance rate on inventory as of March 31, 2016. Other subsequent amendments to the working capital loan facility extended the inventory availability under the borrowing base. Beginning June 1, 2016, the advance rate on eligible finished product inventory was eliminated.
The KeyBank facility included two options for the interest rate that could be chosen at the time of an advance on the facility. The first option for the interest rate was the current LIBOR rate plus 2.5% and the second option was the current KeyBank base rate at the time of an advance request. There is also a monthly unused fee of 0.25% per annum on the unused portion of the facility.

During September 2016, the KeyBank facility was paid in full and the facility was replaced with the Vectra Bank Colorado revolving credit agreement as described below.
Vectra Bank Colorado Revolving Credit Agreement
Red River entered into a revolving credit agreement with Vectra Bank Colorado (“Vectra Bank”) on September 16, 2016. The credit agreement provided Red River with the ability to borrow funds of up to $10 million against 80% of eligible accounts receivable and the lesser of 50% of eligible finished product inventory or $5 million, provided that amounts advanced under finished product inventory shall not exceed the amount advanced under accounts receivable.
The Vectra Bank credit agreement includes two options for the interest rate that can be chosen at the time of an advance on the facility. The first option for the interest rate is the current LIBOR rate plus 2.75% and the second option is the current Vectra Bank base rate at the time of the request. There is also a quarterly unused fee of 0.50% per annum on the unused portion of the facility.
The Vectra Bank credit agreement requires Red River to maintain a Quarterly Fixed Charge Coverage Ratio requirement which shall not be less than 1.25 to 1.00, as of the last day of each fiscal quarter (for the four quarter period ending thereon), commencing with the four quarter period ending September 30, 2016. The Quarterly Fixed Charge Coverage Ratio is defined as Red River’s Adjusted EBITDA for such period divided by OPS Debt Service. Red River was in compliance with the Quarterly Fixed Charge Coverage Ratio for the calculation period ending December 31, 2017.
The Vectra Bank credit agreement also requires OPS to maintain a Quarterly Debt Service Coverage Ratio requirement which shall not be less than 1.20 to 1.00, as of the last day of each fiscal quarter (for the four quarter period ending thereon), commencing with the four quarter period ending September 30, 2016; and beginning with the fiscal quarter ending March 31, 2017, the requirement shall not be less than 1.25 to 1.00. The Quarterly Debt Service Coverage Ratio is defined as OPS Adjusted EBITDA for such period divided by OPS Debt Service.
On May 23, 2017 OPS executed an amendment to the revolving credit agreement which reduced the OPS Quarterly Fixed Charge Coverage Ratio requirement to 1.00 to 1.00 through March 31, 2018 and the OPS Annual Fixed Charge Coverage Ratio for the year ending December 31, 2017 to 0.75 to 1.00. OPS was in compliance with the Quarterly Debt Service Coverage Ratio for the calculation period ending December 31, 2017.
As of December 31, 2017, $5.5 million and $21 thousand was outstanding related to principal and interest, respectively, and $4.5 million was available under the revolving credit agreement.
Vectra Bank Colorado Equipment Financing
On April 28, 2016, Red River entered into a Security Agreement and Promissory Note to finance certain equipment that is located primarily at the Red River Plant. The principal amount borrowed was $4.3 million. Principal and interest of $127 thousand is due in 36 monthly payments, commencing on June 2, 2016. The financed equipment serves as collateral for the loan.
On May 23, 2017 Red River entered into a second Security Agreement and Promissory Note to finance certain equipment that is located primarily at the Red River facility. The principal amount borrowed was $2.3 million. Principal and interest of $68 thousand is due in 36 monthly payments, commencing on June 2, 2016. The financed equipment serves as collateral for the loan.
A Covenant Agreement entered into in connection with these equipment financings requires Red River to maintain a Quarterly Debt Service Coverage Ratio requirement as of the last day of each fiscal quarter (for the four quarter period ending thereon), of 0.75 to 1.00 for the quarter ending December 31, 2017, 1.00 to 1.00 for the quarter ended March 31, 2018, and 1.25 to 1.00 for the quarter ended June 30, 2018 through the term of the agreement. Red River was in compliance with the Quarterly Debt Service Coverage Ratio for the calculation period ending December 31, 2017.

Contractual maturities on long-term debt are as follows:

Amount

December 31,
2018	$12,876
2019	87,648
2020	1,311
2021	1,095
2022	274
Thereafter	1,185
$104,389
Liens and Encumbrances
Substantially all of ACS’s assets (excluding interests in real property) have been pledged as collateral to secure obligations to Babson and Vectra under the term loan and revolving credit agreements described above, to secure obligations to Vectra under the equipment financings described above, to secure obligations to lessors under equipment leases and rental agreements, and to secure obligations to counterparties under various other financial arrangements such as surety bonds and swap agreements.
13.    Long Term Incentive Plan
The ACS Long Term Incentive Plan for Executives (“LTIP Plan”) is designed to provide incentive awards to certain eligible executives of the Company. Each eligible executive was originally awarded an amount equal to 50% of the eligible executive’s base pay in effect on the payment date. For awards granted prior to September 1, 2015, the awards were vested 25% upon the grant of the award, vested an additional 25% each year beginning December 31, 2015, and are fully vested as of December 31, 2017. The awards were originally scheduled to be paid to the eligible executives in one lump sum payment no later than March 2018 but, as discussed below, the payment date has been extended for certain of the participants in the LTIP Plan. In the event an eligible executive’s employment is terminated in a qualifying termination prior to a change in control, the eligible executive will be paid the vested portion of their award determined on the termination date; provided, that if a change in control occurs within 90 days after the qualifying termination, the eligible executive will be paid the difference between the amount the eligible executive would have been paid if the eligible executive’s award was fully vested on the date of the qualifying termination and the amount previously paid to the eligible executive in connection with the qualifying termination. In the event an eligible executive’s employment is terminated due to the eligible executive’s death or disability, the eligible executive will be paid the vested portion of their award determined on the termination date. If an eligible executive’s employment is terminated in a qualifying termination after a change in control, the eligible executive will be paid 100% of their award. For awards granted on or subsequent to September 1, 2015, the awards are vested 25% upon the grant of the award and vest an additional 25% on the successive three anniversaries of the grant date, unless otherwise determined in writing at the time such award is granted. These awards were originally scheduled to be paid to the eligible executives in one lump sum payment no later than 60 days after the award becomes 100% vested unless otherwise determined in writing at the time such award is granted, but (i) may be paid earlier in the same manner as described above for awards granted prior to September 1, 2015, and (ii) as discussed below, the payment date has been extended for certain of the participants in the LTIP Plan. Awards under the LTIP Plan are subject to certain merit performance criteria.
During 2017 (i) ACS amended the LTIP Plan to allow the Company to defer payment of certain LTIP Plan awards until after the occurrence of a triggering date or event, and elected to defer payment of the LTIP Plan awards to four of the LTIP Plan participants, and (ii) increased the amount of the LTIP Plan award for two of the LTIP Plan participants from 50% to 75% of their base pay in effect on the payment date.
ACS recognized $41 thousand in noncash compensation expense (recorded in general and administrative expense) in 2016. As a result of the amendment, ACS derecognized $187 thousand in noncash compensation expense during 2017 related to those employees who executed LTIP Plan amendments. The balance is reported within other long-term liabilities on the Consolidated Balance Sheet. During 2017 and 2016, ACS paid $60 thousand and $34 thousand, respectively, to terminated employees under terms of the LTIP Plan.

14.    Redeemable Preferred Equity
Redeemable preferred equity is comprised of preferred equity contributions pursuant to the Limited Liability Company Agreement of ACS, as amended (the “LLC Agreement”). Unreturned Preferred Equity carries a 12% annualized return.
ECP has the right to convert all or any portion of its Unreturned Preferred Equity, which consists of preferred equity contributions and the preferred return, into ordinary capital contributions, thereby increasing its percentage interest in ACS. The Unreturned Preferred Equity is a nonvoting interest in ACS unless and until it is converted into an ordinary capital contribution. Preferred capital contributions have priority in repayment, along with the preferred return, before any ordinary capital is distributed.
As set forth in the LLC Agreement, prior to December 29, 2010, outstanding cumulative redeemable preferred equity contributions were $98.5 million with an annualized preferred return of $16.6 million. Effective April 1, 2012, ECP converted the $86.5 million of preferred equity and $16.6 million of unpaid preferred return into ordinary capital. The preferred return rate was also reduced from 12% to 5% with the conversion. On September 27, 2013, ECP redeemed $2.7 million of preferred equity in connection with the closing of the Babson term loan agreement.
The changes in Redeemable Preferred Equity for 2016 and 2017 are summarized in the table below

(in thousands)	Member II	Member III	Member IV	Member VI	Member VII	Total
December 31, 2015	$3,905	$2,454	$1,285	$1,561	$—	$9,205
Preferred return	198	124	65	79	—	466
December 31, 2016	4,103	2,578	1,350	1,640	—	9,671
Preferred return	197	124	65	79	—	465
December 31, 2017	$4,300	$2,702	$1,415	$1,719	$—	$10,136
15.    Members’ Equity
Members’ equity is comprised of ordinary capital contributions pursuant to the LLC Agreement. Ordinary capital retains all voting rights and is used for allocation of all gains and losses.
As described in note 12 above, ECP made a capital contribution on $5 million on June 29, 2017. As of December 31, 2017 and 2016, ECP has made cumulative ordinary capital contributions of approximately $105.8 and $100.8 million.
Below is a table of the individual members of ACS and their ownership percentages as of December 31, 2017 and 2016:

Percentage
of Ownership

Energy Capital Partners I, LP (Member II)	42%
Energy Capital Partners I-A, LP (Member III)	27
Energy Capital Partners I-B, LP (Member IV)	14
Energy Capital Partners I (Crowfoot IP), LP (Member VI)	17
100%

In addition, CSM holds certain nonvoting net profit interests representing less than a 5% interest in ACS as part of a management equity program.
Except for certain major decisions, management of ACS is vested in a board of managers. The board of managers is comprised of managers designated by ECP. The board of managers has historically been comprised of four managers, but one of the managers retired from their employment with ECP effective January 1, 2018, is no longer on the ACS board, and has not been replaced. As a result, the board of managers is currently comprised of three managers designated by ECP.
Net Profit Interests
As described in Note 1, CSM holds net profit interests in ACS. CSM was organized on January 11, 2011. Certain members of CSM who are employees of ACS received net profit interests. Net profit interests participate in distributions and vest over varying periods; however, all unvested profit interests would immediately vest in the event of a change in control of ACS. The terms of the net profit interests do not provide for voting rights, are not convertible to common stock and contain restrictions that significantly limit liquidity. Net profit interests are accounted for as compensatory awards. ACS determines the fair value of the net profit interests as of the respective grant date and accounts for all awards issued prior to December 31, 2013 as equity based awards. The net profit interests were valued utilizing an option pricing method, which models the net profit interests as call options on the underlying equity value. ACS recognized noncash compensation expense (recorded in general and administrative expense) in 2017 and 2016 of $68 thousand and $128 thousand, respectively. As of December 31, 2016, the unrecognized compensation expense for the remaining vesting period was $68 thousand which was recognized during 2017.
Due to a change in the net profit interest provision, all net profit interests issued after December 31, 2013, are accounted for as liability based awards.
Phantom Interests
As described in Note 1, ACS issued phantom interest awards to employees of ACS who received their net profit interest in CSM after their hire date. The phantom interest awards compensate employees through a cash settlement upon a triggering event, which could be a change in control of ACS or termination of the employee. The phantom interests are accounted for as liability awards. ACS calculates the liability annually based on the fair value of the awards at the end of each year. At December 31, 2016, the estimated fair value of the phantom interest awards was zero and, accordingly, ACS recorded a reversal of the liability of $519 thousand as a reduction to general and administrative expense on the Consolidated Statement of Operations. No amount was recognized as phantom interest expense during 2017 and the liability was zero at December 31, 2017 and 2016.

16.     Statement of Cash Flows – Supplemental Information
A summary of interest paid and non-cash activities for the years ended December 31, 2017 and 2016 is presented below:

(in thousands)	2017	2016

Supplemental disclosure of cash flow information
Cash paid for interest	$11,351	$11,305
Noncash items
Acquisition of property, plant and equipment under capital lease	$857	$76
Land reclass to mine development	670	—
Reclamation asset and liability	167	—
Change in accrued purchases for property, plant and equipment	—	231
Change in redeemable preferred return equity	465	465
17.    Subsequent Events
At March 31, 2018, OPS did not meet their Quarterly Debt Service Coverage Ratio with Vectra. Management obtained a covenant waiver from Vectra for the quarter ending March 31, 2018 and also obtained a parent guarantee letter from ECP which states in the event OPS needs financial support to meet its obligations at any time through April 30, 2019, ECP intends to provide any necessary cash through capital contributions or loans to OPS required to cure any potential covenant violations, that are not waived by Babson related to OPS debt arrangements with Babson and Vectra.